Exhibit 23.1



                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-41981) pertaining to the Travis Boats & Motors, Inc. 1995 Incentive Plan, the Registration Statement (Form S-3 No. 333-89557) pertaining to the registration of 86,005 shares of its common stock, the Registration Statement (Form S-3 No. 333-46217) pertaining to the registration of 219,875 shares of its common stock, and the Registration Statement (Form S-3 No. 333-80343) pertaining to the registration of 91,905 shares of its common stock, of our report dated November 29, 2000, except for Notes 2 and 10, as to which the date is January 16, 2001, with respect to the consolidated financial statements of Travis Boats & Motors, Inc. included in the Annual Report (Form 10-K) for the year ended September 30, 2000.


                                             /s/ Ernst & Young LLP
Austin, Texas
January 22, 2001